BEFORE THE COMMONWEALTH OF VIRGINIA

                          STATE CORPORATION COMMISSION



IN THE MATTER OF THE APPLICATION    )
OF DELMARVA POWER & LIGHT COMPANY   )
AND CONECTIV, INC. FOR APPROVALS    )    Case No. PUA
UNDER VA. CODE ss.56-88.1           )
AND CHAPTER 4 OF TITLE              )
56 OF THE CODE OF VIRGINIA          )


                                   APPLICATION

     Delmarva Power & Light Company ("Delmarva") and Conectiv, Inc. ("Conectiv") hereby seek all requisite authority and necessary Commission approvals under Virginia law for Conectiv's acquiring control of Delmarva and for transactions between Delmarva and a service company to be formed by Conectiv.

     In support of this Application, Delmarva and Conectiv respectfully state:


   I.PARTIES  AFFECTED  BY  THE  PROPOSED   TRANSACTIONS   DESCRIBED  IN  THIS
     APPLICATION

     1. Delmarva is a corporation organized under the laws of the State of Delaware and the Commonwealth of Virginia. Delmarva is engaged in the generation, transmission, distribution, and sale of electric energy to approximately 19,000 retail customers and one wholesale customer in Virginia's two Eastern Shore counties. The Company's Virginia customers produce approximately 3% of Delmarva's annual electric revenues. The remainder of Delmarva's 437,500 residential, commercial, and industrial customers are located in Delaware and ten primarily Eastern Shore counties in Maryland. Delmarva's retail electric service rates are established by the Delaware and Maryland Public Service Commissions and the Virginia State Corporation Commission. Delmarva also provides natural gas service to approximately 98,000 customers located in northern New Castle County, Delaware. Delmarva's principal business office is located at 800 King Street, P. O. Box 231, Wilmington, Delaware 19899.

     2. Atlantic City Electric Company ("Atlantic Electric") is a corporation organized under the laws of the State of New Jersey. Atlantic Electric is engaged in the generation, transmission, distribution, and sale of electric energy to approximately 473,000 residential, commercial, and industrial customers in the State of New Jersey. Atlantic Electric's retail rates are established by the New Jersey Board of Public Utilities. Atlantic Electric's service territory is principally the southern one-third of New Jersey and covers all or portions of eight counties in New Jersey. Atlantic Electric is a wholly-owned subsidiary of Atlantic Energy, Inc. ("AEI"). Atlantic Electric's principal business office is located at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234.

     3. AEI is a corporation organized under the laws of the State of New Jersey and is an exempt holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). The common stock of AEI is publicly held. AEI is the sole common shareholder of Atlantic Electric. AEI's principal business office is located at 6801 Black Horse Pike, Egg Harbor Township, New Jersey 08234.

     4. Conectiv is a corporation organized under the laws of the State of Delaware. Conectiv was formed in mid-1996 in connection with the transactions described in this Application. 50% of Conectiv's outstanding capital stock is currently owned by Delmarva, and 50% of Conectiv's outstanding capital stock is currently owned by AEI. Conectiv owns 100% of the outstanding capital stock of DS Sub, Inc. ("DS Sub"). After consummation of the transactions described herein (the "Merger"), Conectiv will own 100% of the outstanding common stock of Delmarva and Atlantic Electric, and Conectiv will be a registered holding company under PUHCA. Conectiv's principal business office is located at 800 King Street, P. O. Box 231, Wilmington, Delaware 19899.

     5. DS Sub is a corporation organized under the laws of the State of Delaware. DS Sub was formed solely for the purpose of facilitating the Merger. DS Sub will merge into Delmarva, with Delmarva as the surviving corporation.


     II. DESCRIPTION OF THE PROPOSED TRANSACTIONS

     6. Delmarva, Conectiv, AEI, and DS Sub are parties to an Agreement and Plan of Merger, dated as of August 9, 1996, as amended and restated as of December 26, 1996 (the "Merger Agreement" or the "Agreement"). The Merger Agreement is attached to this Application as Annex 1 to the Joint Proxy Statement of Delmarva Power & Light Company and AEI, Inc., dated December 26, 1996 (the "Proxy Statement")(Exhibit A). The Proxy Statement provides a more detailed description of the transactions summarized below.

     7. After receiving all required regulatory approvals, and on the terms and conditions set forth in the Merger Agreement:

     (i)  AEI  will  merge  with  Conectiv,   with  Conectiv  as  the  surviving
corporation; and


     (ii) DS Sub will merge with Delmarva, with Delmarva as the surviving corporation.


     (iii)  Together,  these  transactions  result in a change in  control  over
Delmarva  and  Atlantic  Electric,   both  of  which  will  become  wholly-owned
subsidiaries of Conectiv.

Exhibit B compares the pre- and post-Merger corporate structures of the entities involved in these transactions.

     8. Upon consummation of the Merger, except for fractional, treasury, and affiliate-owned shares (if any), each share of the common stock of Delmarva will be converted into the right to receive one share of Conectiv common stock, and each share of the common stock of AEI will be converted into the right to receive 0.75 shares of Conectiv common stock and 0.125 shares of Conectiv Class A common stock.

     9. As a result of these share exchanges, the holders of Delmarva and AEI common stock will hold approximately 60.6% and 39.4%, respectively, of
Conectiv's common stock (based on the capitalization of each company as of September 30, 1996). Holders of AEI common stock will hold 100% of Conectiv Class A common stock. Shares of Conectiv common stock will represent approximately 94% of the voting power of the common stock, and shares of Conectiv Class A common stock will represent approximately 6% of that voting power.

     10. The Merger will not affect the debt securities or preferred stock of either Delmarva or Atlantic Electric.

     11. The Merger Agreement required the approval of the holders of shares of common stock in both Delmarva and AEI. The shareholders of Delmarva and AEI approved the Merger Agreement on January 30, 1997.

     12. Upon or shortly after consummation of the Merger, Conectiv will have five first-tier subsidiaries consisting of: two operating utility companies (Delmarva and Atlantic Electric); a service company that will provide services (including, for example, accounting, financial, and legal services) to the operating utility companies and other affiliates; and two existing non-utility subsidiaries of AEI.

     13. Consummation of the Merger is contingent upon obtaining certain required regulatory approvals, including approvals from this Commission. In addition to this filing, filings have been, or will be, made with the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, the Securities and Exchange Commission, the U. S. Department of Justice and Federal Trade Commission, the Delaware Public Service Commission, the Maryland Public Service Commission, the New Jersey Board of Public Utilities, and the Pennsylvania Public Utility Commission.

     14. The target date for receiving all necessary regulatory approvals, fulfilling all other conditions in the Merger Agreement, and closing on the Merger is December 31, 1997. Delays beyond that time would likely increase total transaction and transition costs while delaying realization of the benefits of the Merger. Delmarva and Conectiv therefore request that the Commission expedite consideration of this Application.

     III. APPROVALS SOUGHT

     15.   Conectiv's   acquisition  of  control  over  Delmarva   requires  the
Commission's prior approval under the Utility Transfers Act, Va. Code ss.56-88 et seq. Va. Code ss.56-88.1 provides, in pertinent part, that:

     No person . . . shall, directly or indirectly, acquire . . . control of (i) a public utility within the meaning of this chapter . . . without the prior approval of the Commission.

     For purposes of this section, "control" means (i) the acquisition of twenty-five percent or more of the voting stock or (ii) the actual exercise of any substantial influence over the policies and actions of any public utility . . . .

     16. The Commission shall approve a person's acquiring control over a public utility in the Commonwealth if it finds that "adequate service to the public at just and reasonable rates will not be impaired or jeopardized" by permitting such a transaction to occur. Va. Code ss.56-90.

     17. Delmarva and Conectiv also seek approvals under the Affiliates Act, Va. Code ss.56-76 et seq., for transactions between Delmarva and the service company to be formed by Conectiv, since Delmarva and the service company are expected to be affiliates within the meaning of the Affiliates Act. At this juncture, however, detailed information about transactions between Delmarva and the service company is not yet available. Delmarva and Conectiv will supplement this Application and submit such detailed information as soon as it is available. Delmarva and Conectiv respectfully request that the Commission begin its consideration of the Merger-related aspects of this Application prior to the submission of detailed information related to approvals required under the Affiliates Act.

     18. Delmarva and Conectiv also seek any other necessary approvals under Virginia law for the proposed transactions described in this Application, except that Delmarva shall separately seek any approvals required under the Virginia Stock Corporation Act at the time of the closing on the Merger.

 IV. THERE WILL BE NO IMPAIRMENT OF ADEQUATE SERVICE TO THE PUBLIC AT JUST AND REASONABLE RATES

     19. Conectiv's acquiring control of Delmarva on the terms and conditions set forth in the Merger Agreement satisfies the applicable statutory standard.

     20. The primary purpose of the Merger is to create a regional company from two companies that share a common vision of the strategic path necessary to succeed in the increasingly competitive utility and energy services marketplace.

     21. The Merger is expected to produce benefits, including cost savings, through greater efficiencies and economies of scale, a more diverse customer base, improved credit quality and liquidity of securities, and a regional platform for growth. More specifically: (i) Achieving cost savings through greater efficiencies and economies of scale will permit each of the operating utility companies to offer more competitively-priced electric service and energy-related products and services than would otherwise be possible. Scale has importance in many areas, including utility operations, product development, advertising and corporate services.

     (ii) Enhancing geographic and customer diversity will improve the stability of revenues for Conectiv as a whole.

     (iii) Improving the overall credit quality and liquidity of securities will permit each of the operating utility companies to fund continued growth at lower cost.

     (iv) Creating a regional platform for marketing utility and non-utility products and services in the mid-Atlantic region and beyond will strengthen the ability of the combined company to offer additional products and services to customers.

     22. The Merger will not increase Delmarva's Virginia retail electric base or fuel rates. Conectiv expects to retain Delmarva and Atlantic Electric as separate operating utility companies, with separate base and fuel rates, as is the case today.

     23. The Merger will not have an adverse effect on competition among suppliers of utility services. Even after the Merger, the combined companies will be the smallest member of the Pennsylvania-New Jersey-Maryland Interconnection Association. To the extent that retail competition is permitted to occur by the Commission or by the regulatory agencies in other states, the existence of these larger utilities in the region will ensure that the combined companies have no market power over electricity supplies in their traditional service territories. The combined companies will also have enhanced ability to compete in the retail markets in the region.

     24. The Merger will not adversely affect service to Delmarva's Virginia customers. Both companies are committed to maintaining and potentially improving their existing high standards of service reliability and customer service. Merger-related savings will be obtained primarily through achieving economies of scale, such as elimination of duplicative departments and systems and reductions in the total number of employees.

     25. Overall, an expected reduction of approximately 10% (or 400 positions) may occur as a result of the Merger. The combined companies recognize, however, that a local workforce is necessary to maintain high-quality customer service levels and to respond to the particular needs within each of the States in which the operating utilities will provide electric service. In New Jersey, for example, meeting the special needs of the casino industry, recreational communities, and farming communities will continue to be a priority. On the Delmarva Peninsula, the special needs of the financial services and chemical sectors of the economy, along with the recreational and farming communities served by Delmarva, will remain a priority. Although some current employees of AEI and Atlantic Electric are expected to relocate their offices to Delaware, where Conectiv's headquarters will be located, Atlantic Electric will have a significant number of employees in New Jersey, Delmarva will have a significant number of employees throughout the Delmarva Peninsula, and expected reductions in duplicative staff will be handled fairly and even-handedly.

     26. The proposed change of control over Delmarva and the resulting holding company structure avoids further multiple incorporation, simplifies contract and franchise issues, and facilitates the process of maintaining separate utility base and fuel rates.

     27. The Merger is expected to save approximately $500 million (net of transaction and transition costs) over the first ten years after the Merger is consummated.

     28. The operating utility companies are proposing in each State that one-third of each State's allocable share of estimated average annual net Merger savings over the first 10 years after consummation of the Merger be available for sharing with customers immediately following the Merger. The precise method for implementing this sharing concept should be established by each regulatory agency, consistent with the goals and objectives of the State in which the operating utility company provides service. In Delaware and Virginia, Delmarva is proposing that one-third of the allocable share of estimated average annual net Merger-related savings be used to reduce the base rates of Delmarva's retail electric service customers immediately upon consummation of the Merger. Other alternative uses of such savings include reducing stranded costs in advance of the advent of competition among electricity suppliers and/or funding programs that might benefit customers, such as low income energy assistance, weatherization programs, or economic development efforts.

     29. Delmarva would be at risk to achieve the projected level of Merger-related savings, and customers would benefit under Delmarva's proposal even if achieved savings are less than projected, or the realization of
estimated   savings  is  delayed.   If,  on  the  other  hand,  actual  achieved
Merger-related savings are higher than projected, with the result that Delmarva's actual earnings rise above authorized levels, the Commission retains the authority to adjust base rates accordingly, consistent with traditional statutory and regulatory practices.

     30. To effect the proposed post-Merger base rate reduction, Delmarva proposes that the base rates for each class of Virginia electric retail customers be reduced by the same percentage on a total revenue basis (less any taxes). Within each rate class, revenue decrease dollars would be used to reduce each current base rate component (after excluding fuel costs included in base rates) by the same percentage. Using this method, every customer's bill would decrease.

     V. ACCOUNTING AND MISCELLANEOUS INFORMATION ABOUT THE MERGER

     31. For accounting purposes, the Merger is treated as an acquisition of AEI by Delmarva. As such, the Merger will be recorded using the "purchase method" of accounting for business combinations, in accordance with Accounting Principles Board ("APB") Opinion No. 16. Since Delmarva and Atlantic Electric have publicly-held debt securities and preferred stock, so-called "push down" accounting will not be utilized (i.e., the acquisition premium will appear on Conectiv's books and not "pushed down" to the books of Delmarva or Atlantic Electric). Separate financial statements, substantially the same as the current financial statements of Delmarva and Atlantic Electric, will continue to be issued. The assets of Delmarva and Atlantic Electric will continue to be recorded on their books and records at the same values as before the Merger, with no adjustment to restate common equity amounts or to record any acquisition premium. The direct transaction costs of the Merger are being recorded by
Delmarva in Account 186 (Miscellaneous Deferred Debits), which will be transferred to Conectiv upon Closing, and have been expensed as incurred by AEI. Delmarva and AEI are expensing indirect costs and internal labor costs as incurred. Pro forma combined and consolidated balance sheets and statements of income, including explanatory notes, for Delmarva, AEI, and Conectiv are contained in Exhibit A at Pages 115-140.

     32. Delmarva and Conectiv commit that the transaction and transition costs of the Merger, including the acquisition premium, will not be reflected in retail rates except to the extent that those items are at least offset by Merger-related savings.

     33. The service company to be formed by Conectiv will include many employees who are currently employed by Delmarva or Atlantic Electric. The Securities and Exchange Commission has oversight over the arrangements by which service company costs are charged and assigned to related operating utility companies and affiliates. Delmarva and Conectiv commit to submit to this Commission's jurisdiction any issues regarding the ratemaking treatment of any service company costs assigned or allocated to Delmarva. Because the bulk of the expected Merger-related savings are in administrative-type functions that will be performed by the service company, it is expected that these cost assignment and allocation issues will involve how best to allocate a lower overall cost structure.

     34. Attached as Exhibit C are maps showing the electric service territories of Delmarva and Atlantic Electric. Attached as Exhibit D is a calculation of the Virginia retail share of estimated annual average net Merger-related savings, including the amount by which Delmarva proposes that Virginia retail electric base rates be reduced upon consummation of the Merger.

     35. Except for pleadings, which should be sent to counsel, communications and correspondence relating to this Application should be sent to: Paul S. Gerritsen, Vice President, Delmarva Power & Light Company, 800 King Street, P.
O. Box 231, Wilmington, DE 19899, with copies to counsel and to James E. Franklin, II, Esquire, Atlantic City Electric Company, 6801 Black Horse Pike, Egg Harbor Township, NJ 08234.

     V. PRAYER FOR RELIEF

     WHEREFORE, Delmarva Power & Light Company and Conectiv, Inc. request that the Commission:

     A.  Expedite   consideration   of  the   Merger-related   aspects  of  this
Application;

     B. Approve Conectiv's acquiring control of Delmarva as a result of the transactions contemplated by the Merger Agreement on the terms and conditions set forth in the Merger Agreement and this Application pursuant to Va. Code ss.56-88.1; C. Upon submission of detailed information concerning transactions between Delmarva and the service company to be formed by Conectiv, approve such transactions under the Affiliates Act; D. Grant all other authority and approvals required under Virginia law for the transactions described herein, except for approvals required under the Virginia Stock Corporation Act; and E. With respect to all such authority and approvals, grant them subject to the condition that the closing on the transactions contemplated by the Merger Agreement occur.

                                    Respectfully submitted,

                                    DELMARVA POWER & LIGHT COMPANY




                                     By ______________________________
                                             Corporate Secretary


                                     CONECTIV, INC.




                                     By ______________________________
                                                      President
Peter F. Clark
Legal Department
P. O. Box 231 -- 800 King Street
Wilmington, DE  19899
302/429-3069

Guy T. Tripp, III
Hunton & Williams
Riverfront Plaza -- East Tower
951 East Byrd Street
Richmond, VA  23219
804/788-8328


Dated:  February 25, 1997

STATE OF DELAWARE      )
                       ) ss.
COUNTY OF NEW CASTLE   )


     On this 24th day of February, 1997, personally came before me, the subscriber, a Notary Public in and for the state and county aforesaid, Donald P. Connelly, an officer of Delmarva Power & Light Company, a corporation existing under the laws of the State of Delaware and the Commonwealth of Virginia, party to this Application, known to me personally to be such, and acknowledged this Application to be his act and deed and the act and deed of such corporation, that the signature of such officer is in his own proper handwriting, and that the facts set forth in this Application are true and correct to the best of his knowledge, information, and belief.



                                               ------------------------



     Subscribed and sworn before me this 24th day of February, 1997.




                                               -------------------------
                                                      Notary Public


My Commission Expires:____/____/____




STATE OF DELAWARE      )
                       ) ss.
COUNTY OF NEW CASTLE   )


     On this 24th day of February, 1997, personally came before me, the subscriber, a Notary Public in and for the state and county aforesaid, Barbara
S. Graham, an officer of Conectiv, Inc., a corporation existing under the laws of the State of Delaware, party to this Application, known to me personally to be such, and acknowledged this Application to be her act and deed and the act and deed of such corporation, that the signature of such officer is in her own proper handwriting, and that the facts set forth in this Application are true and correct to the best of her knowledge, information, and belief.




                                               ------------------------



     Subscribed and sworn before me this 24th day of February, 1997.



                                               ------------------------
                                                    Notary Public


My Commission Expires:____/____/____